Exhibit 10.3

SPLIT PLAN AGREEMENT

This Split Plan Agreement (this “Agreement”), is entered into effective July 8, 2015 (“Effective Date”), by and between The Procter & Gamble Company, an Ohio corporation (“Parent”), and Coty Inc., a Delaware corporation (“Acquiror”).

RECITALS

1. Parent, Acquiror, Galleria Co., a Delaware corporation (“SplitCo”), and Green Acquisition Sub Inc., a Delaware corporation (“Merger Sub”) are concurrently entering into the Transaction Agreement, dated as of July 8, 2015 (the “Transaction Agreement”), pursuant to which Parent will separate and divest the Galleria Business in the manner contemplated thereby.

2. Parent and Acquiror have agreed to develop a plan in accordance with the terms and conditions set forth in this Agreement to separate the Bangkok Property and the Mariscala Property from their existing combined sites so that such property can be transferred as contemplated in the Transaction Agreement.

Accordingly, the Parties agree as follows:

1.	DEFINITIONS

For purposes of this Agreement, the following terms, when capitalized, will have the meanings set forth below. In addition, capitalized terms used herein and not otherwise defined herein will have the meanings given to them in the Transaction Agreement.

“Acquiror Group” has the meaning set forth in Section 8.11.

“Applicable Territory” means Bangkok, Thailand, with respect to the Bangkok Property, and Mariscala, Mexico, with respect to the Mariscala Property.

“Appointed Experts” has the meaning set forth in Section 3.1(a).

“Bangkok Base Plan” means the plan for the division of the Bangkok Property as set forth on Annex B.

“Bangkok Property” means the freehold property located at Wellgrow Industrial Estate, Land No. A-31 and A-32, No 78 Moo 1, Tumbon Homseen, Bangpakong, Chachoengsao, Thailand 24180, as further indicated on the Bangkok Base Plan and registered with the Land Registry.

“Final Plan” means, with respect to the Bangkok Property or the Mariscala Property, the mutually agreed plan for splitting the Bangkok Property or Mariscala Property, as applicable, in accordance with Articles 2 and 3.

“Independent Experts” means the three independent experts appointed in accordance with Section 3.1, which experts shall not be employees of Parent, Acquiror or their respective Affiliates.

“Land Registry” means the applicable public register of real estate located in the Applicable Territory.

“Mariscala Base Plan” means the plan for the division of the Mariscala Property as set forth on Annex C.

“Mariscala Property” means the freehold property located at Km 16 Carretera Queretaro-Celaya, Caleras de Obrajuelo, Plant, Apaseo el Grande, Guanajuato, Mexico 38180, as further indicated on the Mariscala Base Plan and registered with the Land Registry.

“Nominated Representatives” means one representative of each of Parent and Acquiror for the Bangkok Property and one representative of each of Parent and Acquiror for the Mariscala Property, as nominated in accordance with Section 2.2 to determine the Final Plans.

“Party” means either Parent or Acquiror.

“Retained Property” means that part of the Bangkok Property and Mariscala Property, as applicable, not included in the Transferred Property.

“Parent Group” has the meaning set forth in Section 8.11.

“Senior Representative” means (a) with respect to Acquiror, an employee of Acquiror or the Acquiror Group, with a title of Vice President or above, and (b) with respect to Parent, an employee of Parent or Parent Group with a title of Vice President or above.

“Separation Board” means one Senior Representative of Parent and one Senior Representative of Acquiror as nominated by each of Parent and Acquiror from time to time; provided, however, that the initial representatives will be nominated by each of Parent and Acquiror within five Business Days of the date of the Transaction Agreement.

“Separation Implementation Cost” means the cost associated with the legal and physical separation of the Bangkok Property and Mariscala Property, including deed transfer, permitting and construction costs, for the applicable Retained Property and the applicable Transferred Property, including:

(a)	All costs and expenses (including securities, bonds and provisions) incurred in connection with obtaining any necessary permits, consents, certificates and other instruments showing proof of compliance with regulatory transfer requirements in connection with the determination and implementation of the Final Plans;

(b)	The fees of all consultants and advisers required in connection with the Final Plans;

(c)	All fees imposed by or payable to any Governmental Authority in connection with the Final Plans;

(d)	All internal costs incurred by Parent or Acquiror through utilization of Parent’s resources or Acquiror’s resources, as applicable, in connection with the implementation of the Final Plans;

(e)	All costs of construction, including engineers, contractors, sub-contractors and building materials in connection with implementation of the Final Plans; and

(f)	All other costs reasonably incurred by Parent, Acquiror or any of their respective Affiliates in connection with the determination and implementation of the Final Plans.

“Separation Meetings” has the meaning set forth in Section 2.5.

“Separation Principles” means the principles set forth on Annex A.

“Third Expert” has the meaning set forth in Section 3.1(b).

“Transfer” means the transfer of the assets and associated liabilities of the Transferred Property in accordance with the provisions of this Agreement as provided for in the Transaction Agreement and based on the Transfer Documentation and as finally determined by Parent.

“Transfer Documentation” means the documentation required to give effect to the Transfer, including any required filings with Governmental Authorities.

“Transferred Property” means that part of the Bangkok Property or Mariscala Property, as applicable, that will be transferred (a model of which is shown on Annex B and Annex C) in accordance with each respective Final Plan.

2.	SEPARATION PRINCIPLES AND DETERMINATION OF THE FINAL PLANS

2.1 Parent and Acquiror will at all times cooperate and act reasonably and in good faith to ensure the proper, timely and cost-effective finalization of the Final Plans prior to the Closing in accordance with their obligations under this Agreement.

2.2 No later than five Business Days following the date hereof, each of Parent and Acquiror will designate its Nominated Representatives and will require that its Nominated Representatives, or any replacement thereof, be and remain actively involved in the determination of the contents of the Final Plans.

2.3 Each of Parent and Acquiror may from time to time replace any Nominated Representative for purposes of this Agreement. In the event of any replacement, the replacing Party must promptly notify the other Party in writing in accordance with the notice provisions of the Agreement.

2.4 Each of Parent and Acquiror will appoint Nominated Representatives who are Persons of appropriate seniority, knowledge and experience to finalize the Final Plans.

2.5 Each of Parent and Acquiror will cause its Nominated Representatives to attend scheduled meetings (the “Separation Meetings”) to finalize and determine the contents of the Final Plans prior to the Closing. For the avoidance of doubt, the Nominated Representatives may schedule independent Separation Meetings for each of the Bangkok Property and Mariscala Property, and only the Nominated Representatives responsible for each property will be required to attend such independent Separation Meetings.

2.6 Separation Meeting Requirements.

(a) A Parent Nominated Representative will schedule, chair and prepare agendas and minutes for all Separation Meetings following reasonable consultation with the Acquiror Nominated Representatives.

(b) A summary of the agreed elements of the Final Plans and outstanding issues on the Final Plans will be prepared by Parent’s Nominated Representatives from time to time and delivered to Acquiror promptly following such preparation for review and comment.

(c) The Separation Meetings will include a review of any estimated costs associated with the separation of the Bangkok Property and Mariscala Property, as applicable, including a forecast of estimated costs to be incurred in completing the Final Plans.

(d) Each Party will take all necessary actions to finalize the Final Plans prior to the Closing and to also meet the deadline set forth in Section 2.9.

(e) The Nominated Representatives will identify and, if appropriate, engage Persons with the expertise necessary to finalize the Final Plans and ensure the participation of such persons in the Separation Meetings. If it is determined by the Parties that such persons should assist in the finalization of the Final Plans, the Nominated Representatives will engage such Persons.

2.7 The Final Plan for each of the Bangkok Property and the Mariscala Property will include the following elements:

(a) A specific description of the agreed upon easements providing for appropriate rights of ingress and egress as delineated on such Final Plan, granted or effective as of the Closing Date and enforceable under applicable Law or Contract.

(b) Terms of any shared use or shared access rights (including each Party’s contribution to the maintenance of, and each Party’s obligation to maintain, the Transferred Property and the Retained Property) that are commercially reasonable and incorporation of such matters in the Transfer Documentation, provided that any shared use or shared access rights will only be granted if and to the extent that no other commercially reasonable alternatives exist that would still permit the separation as of the Closing Date of the Bangkok Property or the Mariscala Property, as applicable, from its existing combined site so that such property can be transferred as contemplated in the Transaction Agreement.

(c) A description of the physical division of the Bangkok Property or Mariscala Property, as applicable (e.g., boundary fences/structures or, in appropriate circumstances, boundary markers such as white lining/studding).

(d) Identification of all legal documents required to (i) effect the Separation Principles, (ii) implement such Final Plan, and (iii) effect the Transfer.

(e) An estimated budget for (i) executing or implementing such Final Plan and (ii) obtaining all required permits, consents, certificates of any Governmental Authority or other third Party and certificates and other instruments showing proof of compliance with regulatory transfer requirements to effect the actions contemplated by such Final Plan. For the avoidance of doubt, subject to Section 5.27 of the Transaction Agreement, the budget may be amended from time to time as necessary or appropriate as such Final Plan is determined, executed and implemented. Parent may, acting reasonably and in good faith, from time to time, after consultation with Acquiror, adjust the estimated budget as necessary to reflect actual costs incurred or expected to be incurred as required for the determination, execution and implementation of such Final Plan; provided, however, that for the avoidance of doubt, Parent has the ability to make the final determination with respect to the estimated budget, including any adjustment thereto.

2.8 Process

(a) After Acquiror’s Nominated Representatives have been granted access to the Bangkok Property or Mariscala Property, as applicable, pursuant to Section 5.07 of the Transaction Agreement, including visiting the Bangkok Property or Mariscala Property, as applicable, and meeting with the operational staff of the Galleria Business located at such property, and after consultation between Parent and Acquiror pursuant to this Article 2, Acquiror, on or prior to 30 days after the last applicable date of grant of access, will identify those items of the attached Annex B or Annex C, as applicable, if any, that it proposes to amend. Parent and Acquiror will attempt in good faith to resolve these items within 10 calendar days from the date of such notice. Any unresolved items will be resolved as part of the resolution of the Final Plans. All agreed upon items will become part of the applicable Final Plan and, together with the written proposals of the Nominated Representatives of each of Parent and Acquiror as to how any unresolved items should be resolved, will be provided to the Separation Board pursuant to Section 2.9 below.

(b) In accordance with the Separation Principles, the Final Plans will include in reasonable detail (i) an explanation of the requirements of all required documentation necessary to execute the applicable Final Plan, (ii) any actions to be taken to effect the separation of the Bangkok Property or Mariscala Property, as applicable, and (iii) all other actions determined to be necessary or appropriate to separate the Bangkok Property or Mariscala Property, as applicable.

2.9 The Nominated Representatives will report to the Separation Board by no later than 60 calendar days following the date of the Agreement and will provide the Separation Board with the following:

(a) The Final Plans to the extent agreed by the Nominated Representatives; and

(b) Details of any unresolved aspects of either Final Plan, together with written proposals by the Nominated Representatives of each of Parent and Acquiror as to how such open items should be resolved.

2.10 The Final Plans will serve as the means for separation for the Bangkok Property or Mariscala Property, as applicable, in accordance with the Separation Principles. If the Separation Board is not able to agree upon the Final Plans within 20 Business Days following presentation of the report by the Nominated Representatives in accordance with Section 2.9 then all disputed items will be referred in writing by the Separation Board to the Independent Experts.

2.11 The Separation Board will evidence its agreement with all or any portion of the Final Plans by delivering to each of Parent and Acquiror, a copy of the Final Plans, or such portion of the Final Plans, executed by the members of the Separation Board, in accordance with the notice provisions of the Agreement.

If, within 30 Business Days after receiving such a copy of the Final Plans (or any portion thereof), either Party determines that such Final Plan (or any portion thereof) is inconsistent in any manner with the Separation Principles, and either Party notifies the Separation Board of such inconsistency or effect, or Parent is advised by counsel that such Final Plan or portion thereof would otherwise prevent Parent from obtaining the opinion required under Section 7.03(d) of the Transaction Agreement, the Separation Board will develop a revised Final Plan in accordance with this Article 2 that is not inconsistent in any manner with the Separation Principles and would not otherwise prevent Parent from obtaining the opinion required under Section 7.03(d) of the Transaction Agreement. If the Separation Board is not able to agree upon such revised Final Plan within 20 Business Days after notification by the applicable Party under the immediately preceding sentence, then all disputed items will be referred in writing by the Separation Board to the Independent Experts.

2.12 Notwithstanding anything to the contrary contained herein or in any Transfer Documentation, the Final Plan will, in all events, be designed and executed in accordance with the Separation Principles.

2.13 Notwithstanding anything to the contrary contained herein, the Nominated Representatives responsible for each of the Mariscala Property and the Bangkok Property will operate independently of the Nominated Representatives responsible for the other property in all respects, including attendance at Separation Meetings, visits to the Marsicala Property and Bangkok Property, as applicable, and the creation of the Final Plans.

3.	INDEPENDENT EXPERTS

3.1 In the event that any disputed items are referred to the Independent Experts pursuant to Section 2.10:

(a) Each of Parent and Acquiror will nominate one Person with expertise in facilities management and separation who has read and understands the Separation Principles (the “Appointed Experts”).

(b) The Appointed Experts will promptly agree on the identity of the third Independent Expert (the “Third Expert”); provided, however, that the Third Expert will be an engineer or other individual with the expertise necessary to address the disputed item. The costs and expenses of the Third Expert will be borne equally by Parent and Acquiror, and Parent and Acquiror acknowledge that the Third Expert may hire or engage surveyors or other persons necessary to address the disputed item.

(c) If the Appointed Experts have not agreed to and appointed the Third Expert within 10 Business Days following their appointment, then either Parent or Acquiror may request that the Third Expert be appointed by an independent third Party, mutually agreed to by Parent and Acquiror, with subject matter expertise in the Applicable Territory.

3.2 The following provisions will apply to the actions taken by the Independent Experts:

(a) The Independent Experts will consider, among other things, any written recommendations promptly made by or on behalf of Parent or Acquiror;

(b) The Independent Experts will deliver a determination within 10 Business Days of any referral of a disputed item to such Independent Experts or, if earlier, by the Business Day prior to the Closing Date;

(c) If any Independent Expert is or becomes unable or unwilling to act, then (i) if such Independent Expert is an Appointed Expert, the Party that appointed such Independent Expert will, as promptly as practicable after becoming aware of such inability or unwillingness, appoint a replacement Independent Expert, or (ii) if such Independent Expert is the Third Expert, the Appointed Experts will, as promptly as practicable after becoming aware of such inability or unwillingness, appoint a replacement Third Expert pursuant to Section 3.1(b); and

(d) Each of Parent and Acquiror will bear the costs of the Independent Expert identified by such Party. All other costs reasonably incurred as a result of any referral of a disputed item to the Independent Experts will be borne equally by Parent and Acquiror. If either Parent or Acquiror pays all of the fees and expenses of the Third Expert as a result of a default by the other Party, such paying Party will be reimbursed by the defaulting Party as promptly as practicable, but in any event within 10 Business Days of such default.

3.3 The Independent Experts will determine the matter in dispute by majority vote and must select the recommendation of either Parent or Acquiror in connection with the matter in dispute. In making any such determination, the Independent Experts will:

(a) Apply the Separation Principles;

(b) Consider the feasibility of implementing the relevant proposal on or prior to the Closing Date;

(c) Protect the confidential information of each Party; and

(d) Otherwise comply with the provisions of this Agreement.

3.4 If the Independent Experts agree upon any portion of the Final Plans, the Independent Experts will evidence their agreement by delivering to each of Parent and Acquiror a copy of such agreed to portions of the Final Plans executed by the Independent Experts, in accordance with the notice provisions of the Agreement.

If, within 30 Business Days after receiving such a copy of the Final Plans, Parent is advised by counsel that such Final Plans (or any portion thereof) would otherwise prevent Parent from obtaining the opinion required under Section 7.03(d) of the Transaction Agreement, and Parent so notifies the Independent Experts, the Independent Experts will develop revised Final Plans in accordance with this Section 3 that are not inconsistent in any manner with the Separation Principles and would not otherwise prevent Parent from obtaining the opinion required under Section 7.03(d) of the Transaction Agreement.

4.	EXECUTION MECHANICS

4.1 Parent will execute and implement the Final Plans and hire or authorize the hiring of any required contractor, subcontractor or consultant acting reasonably and in good faith. Parent will obtain competitive quotations for the costs of implementing the Final Plans, with a view to minimizing the costs of carrying out such Final Plan, including construction of a similar fit and finish as existing facilities at the Bangkok Property or Mariscala Property, as applicable, as of the date hereof.

4.2 Parent and Acquiror will obtain, on or prior to the Closing Date, all necessary authorizations, permits and other consents to consummate the Transfer on the Closing Date and to otherwise implement the Final Plans effective as of the Closing Date.

4.3 Following agreement as to the Final Plans, the Separation Board will meet from time to time to discuss the status of implementation of the Final Plans and to review and update the estimate of the Separation Implementation Cost set forth therein.

4.4 The Separation Implementation Costs will be allocated between the Parties in accordance with Section 5.27 of the Transaction Agreement. Any references to costs and expenses in Section 5.27 of the Transaction Agreement will be deemed to mean the Separation Implementation Costs, as defined herein.

Notwithstanding the foregoing, the costs of any outside legal advisor engaged by any Party hereto, other than as Parent and Acquiror mutually agree to as set forth in the Final Plans, will be borne by the Party engaging such legal advisor.

4.5 Each Party will keep records, in accordance with such Party’s generally applicable record retention policies, of all Separation Implementation Costs incurred by such Party and provide copies of such records to the other Party within 30 calendar days following the end of each quarter during which Separation Implementation Costs are incurred.

5.	THE TRANSFER

5.1 Immediately after registration of the Transfer of the Transferred Property, Parent will provide Acquiror, in addition to any Transfer Documents provided for in Section 1.10 of the Transaction Agreement, with a copy of the documentation used to register the Transfer of the Transferred Property and, promptly after it becomes available, a copy of the Land Registry extract related to the Transferred Property. In the event of any conflict between the terms of this Agreement and Section 1.10 of the Transaction Agreement, the terms of this Agreement will govern.

6.	COMPLETION

6.1 The Transfer will be completed on the Closing Date.

7.	TAX MATTERS

7.1 The Tax Matters Agreement will govern the allocation between the Parties of any liabilities for any Taxes incurred in connection with the transactions contemplated by this Agreement.

8.	MISCELLANEOUS

8.1 Entire Agreement. This Agreement, the Transaction Agreement and the Ancillary Agreements, including any related annexes, schedules, Annexes and exhibits, as well as any other agreements and documents referred to herein and therein, will together constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the Parties of any nature, whether oral or written, with respect to such subject matter. Without limiting Article 5, If there is a conflict between any provision of this Agreement and a provision of the Transaction Agreement, the provision of the Transaction Agreement will control.

8.2 Governing Law.

(a) The validity, interpretation and enforcement of this Agreement will be governed by the Laws of the State of Delaware, without regard to the conflict of Laws provisions thereof that would cause the Laws of another state to apply.

(b) By execution and delivery of this Agreement, subject to Section 2.10, Article 3 and Section 8.11, each Party irrevocably (i) submits and consents to the personal jurisdiction of the state and federal courts of the State of Delaware for itself and in respect of its property in the event that any dispute arises out of this Agreement or any of the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any other court. Subject to compliance with the provisions of Section 2.10, Article 3 and Section 8.11, if applicable, each of the Parties irrevocably and unconditionally waives (and agrees not to plead or claim) any objection to the laying of venue of any dispute arising out of this Agreement or any of the transactions contemplated hereby in the state and federal courts of the State of Delaware, or that any such dispute brought in any such court has been brought in an inconvenient or improper forum. The Parties further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court will constitute valid and lawful service of process against them, without necessity for service by any other means provided by statute or rule of court.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.2(C).

8.3 Notices. All notices, requests, permissions, waivers and other communications hereunder will be in writing and will be deemed to have been duly given (a) when sent, if sent by facsimile, (b) when delivered, if delivered personally to the intended recipient, and (c) one Business Day following sending by overnight delivery via an international courier service and, in each case, addressed to a Party at the following address for such Party:

Parent:

The Procter & Gamble Company
One Procter & Gamble Plaza
Cincinnati, OH 45202
Attention:	Corporate Secretary
Attention:	Jason Muncy
Associate General Counsel – Global Transactions
Facsimile:	(513) 386-1927

with a copy to (which will not constitute notice):

Jones Day
222 East 41st Street
New York, NY 10017
Attention:	Robert A. Profusek
Peter E. Izanec
Facsimile:	(212) 755-7306

Acquiror:

Coty Inc.
350 Fifth Avenue
New York, NY 10018
Attention:	Chief Financial Officer
Facsimile:	(212) 389-7538

with copies to (which will not constitute notice):

Coty Inc.
350 Fifth Avenue
New York, NY 10018
Attention:	General Counsel
Facsimile:	(212) 479-4328

and

Skadden Arps Slate Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention:	Paul T. Schnell
Sean C. Doyle
Facsimile:	(212) 735-2000

or to such other address(es) as may be furnished in writing by any such Party to the other Party in accordance with the provisions of this Section 8.2(c)

8.4 Amendments and Waivers.

(a) This Agreement may be amended and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver will become and remain binding upon a Party only if such amendment or waiver is set forth in a writing executed by such Party. No course of dealing between or among any Persons having any interest in this Agreement will be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

(b) No delay or failure in exercising any right, power or remedy hereunder will affect or operate as a waiver thereof; nor will any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that any Party would otherwise have.

8.5 No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Parties and does not confer on third parties (including any employees of any member of the Parent Group or the Acquiror Group) any remedy, claim, reimbursement, claim of action or other right in addition to those existing without reference to this Agreement.

8.6 Assignability. No Party may assign its rights or delegate its duties under this Agreement without the written consent of the other Party, except that a Party may assign its rights or delegate its duties under this Agreement to a member of the Parent Group or the Acquiror Group, as applicable; provided that (a) such Person agrees in writing to be bound by the terms and conditions contained in this Agreement and (b) such assignment or delegation will not relieve any Party of its indemnification obligations or other obligations under this Agreement. Any attempted assignment or delegation in contravention of the foregoing will be void.

8.7 Construction. The descriptive headings herein are inserted for convenience of reference only and are not intended to be a substantive part of or to affect the meaning or interpretation of this Agreement. Whenever required by the context, any pronoun used in this Agreement or the Schedules hereto will include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs will include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Unless the context otherwise requires, any references to an “Annex,” “Section” or “Article” will be to an Annex, Section or Article to or of this Agreement. The use of the words “include” or “including” in this Agreement or the Annexes hereto will be deemed to be followed by the words “without limitation.” The use of the words “or,” “either” or “any” will not be exclusive. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise expressly provided elsewhere in this Agreement, any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

8.8 Severability. The Parties agree that (a) the provisions of this Agreement will be severable in the event that for any reason whatsoever any of the provisions hereof are invalid, void or otherwise unenforceable, (b) any such invalid, void or otherwise unenforceable provisions will be replaced by other provisions which are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable, and (c) the remaining provisions will remain valid and enforceable to the fullest extent permitted by applicable Law.

8.9 Counterparts. This Agreement may be executed in multiple counterparts (any one of which need not contain the signatures of more than one Party), each of which will be deemed to be an original but all of which taken together will constitute one and the same agreement. This Agreement, and any amendments hereto, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, will be treated in all manner and respects as an original agreement and will be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person. At the request of any Party, the other Party will re-execute original forms thereof and deliver them to the requesting Party.

8.10 Publicity. Except as otherwise required by Law, each of Parent and Acquiror will consult with the other and obtain the prior written consent of the other before issuing, or permitting any agent or Affiliate of such Party to issue, any press releases or otherwise making, or permitting any agent or Affiliate of such Party to make, any public statements with respect to this Agreement or the transactions contemplated hereby.

8.11 Dispute Resolution. Disputes described in Section 2.10 and Article III will be resolved in accordance with Section 2.9 and Article III. Any other dispute, controversy or claim by Parent or any of its Affiliates (collectively, the “Parent Group”)

against Acquiror or any of its Affiliates (collectively, the “Acquiror Group”) or vice versa in connection with this Agreement will be resolved by the Parties in accordance with Section 10.15 of the Transaction Agreement, except that any executive level discussions to be held pursuant to Section 10.15 of the Transaction Agreement with regard to such dispute, controversy or claim will be held by Acquiror’s Executive Vice President Global Supply Chain (or his or her designee) and Parent’s Chief Financial Officer (or his or her designee). Notwithstanding the foregoing, either Party may seek injunctive or equitable relief in any court of competent jurisdiction.

8.12 Survival of Certain Provisions. In the event of termination or expiration of this Agreement, Section 8.2 (Governing Law), Section 8.7 (Construction) and Section 8.11 (Dispute Resolution) will survive and continue in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the Effective Date.

THE PROCTER & GAMBLE COMPANY

By:	/s/ Laura Becker
Name:	Laura Becker
Title:	Authorized Signatory

[Signature Page to Split Plan Agreement]

COTY INC.

By:	/s/ Patrice de Talhouët
Name:	Patrice de Talhouët
Title:	Chief Financial Officer

[Signature Page to Split Plan Agreement]